Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Gil Borok Chief Financial Officer 310.405.8909	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CBRE GROUP, INC. ANNOUNCES CEO SUCCESSION PLAN

Brett White to Retire as CEO at Year-End 2012 and Remain on the Board;

Robert Sulentic to Assume CEO Role

Los Angeles, May 8, 2012 — CBRE Group, Inc. (NYSE:CBG) today announced that Brett White will retire as Chief Executive Officer, effective December 31, 2012, and Robert Sulentic, who currently serves as CBRE’s President, will succeed Mr. White as of that date.

Mr. White was re-elected to the Company’s Board of Directors at its annual shareholders’ meeting earlier today, and will remain on the Board following his retirement from the firm at year-end 2012.

Mr. White said: “For nearly 30 years I have been honored to be associated with the great people of CBRE. Together we have taken the Company to heights many never thought possible. Being part of this organization — and having the privilege of leading it as CEO since 2005 — has been the adventure of a lifetime. In the early 1990’s, our then-CEO Jim Didion boldly envisioned CBRE becoming the world’s ‘preeminent, vertically-integrated, globally-capable commercial real estate services firm.’ I made a commitment at my first Board meeting as CEO in 2005 to achieve that vision within 10 years. Now, with the ING REIM acquisition completed and integrated, we have executed our plan considerably ahead of schedule, and have achieved the long-term vision of becoming the world’s leader in commercial real estate services. This is good news for CBRE, our clients, employees and shareholders. It is also good news for me, as I can embark on my next business chapter at a time when the Company is in the best possible position.”

As President, Mr. Sulentic has had direct responsibility for all the Company’s business lines and operating segments since 2009. He also served as Chief Financial Officer in 2009, during the depth of the financial crisis, and before that, as Group President with responsibility for the EMEA, Asia Pacific and Development Services businesses. Mr. Sulentic joined the Company in 2006 with the acquisition of Trammell Crow Company, where he was serving as CEO of TCC at the time of the merger. CBRE’s corporate headquarters will remain in Los Angeles.

“Executive development and succession planning has been a key to our success,” Mr. White said. “Bob has been my partner and senior advisor in running CBRE for more than five years. He has had responsibility for all of our business units, so he is the logical choice to

CBRE Press Release

May 8, 2012

succeed me, and it is something we have discussed and planned for years. Bob is a time-tested veteran and very talented senior executive who knows our people and operations intimately and is highly regarded by our investors, analysts and, most of all, our professionals around the globe. I look forward to seeing Bob and our team lead CBRE to its next remarkable chapter of success.”

“I am deeply honored to succeed Brett as CEO,” Mr. Sulentic said. “CBRE is a one-of-a-kind organization, with a brand, culture, market position and depth of professional talent that is unmatched in our industry. I look forward to working with our 34,000 global professionals and the Board to build on the success that Brett has helped us to achieve, and look forward to his continuing counsel and insight from his position as a member of our Board.”

Richard Blum, CBRE’s Chairman, commented: “At CBRE we pride ourselves on developing excellent leaders and careful succession planning, and beginning at the end of the year, we will have a strong new CEO in Bob Sulentic. The entire Board is looking forward to Bob’s tenure and the next stage of CBRE’s growth.”

He continued: “In 2005 when Brett White succeeded Ray Wirta as CEO, CBRE was doing exceptionally well. It would have been a significant challenge for any executive to step into the role of CEO at that time and continue the intense pace of expansion of the Company’s real estate services, revenues and profits. But I had every confidence that Brett could do so, and the last 7 years have demonstrated how well placed my confidence has been. I am very proud of how Brett and his team have continued to grow the Company’s services for clients and our global capabilities, most recently, with the acquisition of ING REIM. Brett has positioned us well to continue to execute the Company’s long term strategy of providing exceptional client service and enhancing the premier global real estate services brand. We all wish that Brett’s future endeavors continue to bring him every business success and tremendous personal satisfaction.”

Mr. White joined CBRE’s predecessor company, Coldwell Banker Commercial, as a sales trainee in 1984. He has held a variety of sales and management positions, becoming President in 2001 and CEO in 2005. Since Mr. White’s appointment as President in 2001, the Company has grown from 9,300 employees to approximately 34,000; normalized EBITDA has improved from $115 million to more than $800 million; and the Company’s total capitalization has increased more than ten times. The Company has completed three transformational acquisitions and integrations over the past decade: Insignia/ESG (2003); Trammell Crow Company (2006); and ING REIM (2011).

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2011 revenue). The Company has approximately 34,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.